144A GLOBAL NOTE

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (i) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07(c) OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(c)(1) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS IN THE CASE OF RULE 144A NOTES: ONE YEAR (OR SUCH SHORTER PERIOD THEN REQUIRED UNDER RULE 144 OR ITS SUCCESSOR RULE); OR IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION

STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “UNITED STATES PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

SWIFT ENERGY COMPANY

7 7/8% Senior Note due 2022

REGISTERED	CUSIP No. 870738AL5
No. R-1	$141,350,000.00

Swift Energy Company, a Texas corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of one hundred forty-one million, three hundred and fifty thousand United States Dollars ($141,350,000.00) on March 1, 2022 or such greater or lesser amount as indicated on the Schedule of Exchanges of Interests in the Global Note attached hereto.
Interest Payment Dates: March 1, and September 1, commencing March 1, 2013. Regular Record Dates: February 15 and August 15.

Reference is hereby made to the further provisions of this 7 7/8% Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this 7 7/8% Note to be signed manually or by facsimile by its duly authorized officers.
Date:

SWIFT ENERGY COMPANY
By:	/s/ Terry E. Swift
Terry E. Swift Chief Executive Officer
By:	/s/ Alton D. Heckaman, Jr.
Alton D. Heckaman, Jr. Executive Vice President and Chief Financial Officer

Trustee’s Certificate of Authentication

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Patrick Giordano
Authorized Signatory

[REVERSE OF 7 7/8% NOTES]

SWIFT ENERGY COMPANY

7 7/8% Senior Note due 2022

1. Indenture; Limitations.

The Company issued the 7 7/8% Notes under an Indenture dated as of May 19, 2009 (the “Original Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and a Second Supplemental Indenture dated as of November 30, 2011 (the “Supplemental Indenture”) (the Original Indenture, as amended and supplemented by the Supplemental Indenture being hereinafter referred to as the “Indenture”), among the Company, Swift Energy Operating, LLC, as guarantor (the “Guarantor”) and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the 7 7/8% Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The 7 7/8% Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this 7 7/8% Note and the terms of the Indenture, the terms of the Indenture shall control.

The 7 7/8% Notes are senior unsecured obligations of the Company and unconditionally guaranteed by the Guarantor. The aggregate principal amount of the 7 7/8% Notes which may be issued, executed, authenticated, delivered and outstanding is unlimited (subject to Section 1 of the Supplemental Indenture). The Company may, subject to Article IV of the Indenture, issue Additional 7 7/8% Notes under the Indenture in either a limited or an unlimited aggregate principal amount. This 7 7/8% Note is one of the Additional 7 7/8% Notes referred to in the Indenture issued in an aggregate principal amount of $150,000,000. The Additional 7 7/8% Notes may be issued as part of the same or a different series of Debt Securities as the Original 7 7/8% Notes. The 7 7/8% Notes include the Original 7 7/8% Notes and any Additional 7 7/8% Notes that may be issued under the Indenture as part of the same series.

2. Principal and Interest.

The principal of this 7 7/8% Note will mature on March 1, 2022.

The Company promises to pay interest on the principal amount of this 7 7/8% Note on each March 1 and September 1 (each an “Interest Payment Date”), as set forth below, at the rate per annum shown above, which rate is subject to increase in certain circumstances as provided in the Registration Rights Agreement (herein so called) dated as of October 3, 2012 among the Company, the Guarantor and the initial purchasers named therein. Each reference to “interest” appearing herein is deemed to include any additional interest that may accrue on the 7 7/8% Notes as liquidated damages pursuant to the Registration Rights Agreement.

Interest will be payable semiannually (to the holders of record of the 7 7/8% Notes at the close of business on the February 15 or August 15 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing March 1, 2013.

Interest on the Additional 7 7/8% Notes will accrue from the most recent date to which interest has been paid on the Additional 7 7/8% or, if no interest has been paid, from September 1, 2012, provided that, if there is no existing Default in the payment of interest and this 7 7/8% Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest on overdue principal at the rate borne by the 7 7/8% Notes plus 1% per annum, and it shall pay interest on overdue installments of interest, to the extent lawful, at the rate borne by the 7 7/8% Notes.

3. Method of Payment.

The Company will pay interest (except defaulted interest) on the principal amount of the 7 7/8% Notes as provided above on each Interest Payment Date to the persons who are Holders (as reflected in the Debt Security Register at the close of business on the February 15 and August 15 immediately preceding the relevant Interest Payment Date), in each case, even if the 7 7/8% Note is canceled on registration of transfer, registration of exchange, redemption or repurchase after such record date and on or before the Interest Payment Date, provided that, with respect to the payment of principal, the Company will make payment to the Holder that surrenders this 7 7/8% Note to a paying agent on or after the maturity thereof.

The Company will pay principal, premium, if any, and as provided above, interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company, at its option, may pay principal, premium, if any, and interest by its check payable in such money. It may mail an interest check to a Holder’s registered address (as reflected in the Debt Security Register). Payments in respect of 7 7/8% Notes represented by a Global Note or held by other Holders who have provided wire transfer instructions to the Company or its paying agent (including payments of principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts in the United States specified by DTC or such other Holders, as the case may be. If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

4. Paying Agent and Registrar.

Initially, the Trustee will act as authenticating agent, paying agent and Registrar. The Company may change any authenticating agent, paying agent or Registrar without notice. The Company, any Subsidiary or any Affiliate of any of them may act as paying agent, Registrar or co-Registrar.

5. Optional Redemption.

Except as set forth below, the 7 7/8% Notes will not be redeemable at the option of the Company prior to their Stated Maturity. Starting on March 1, 2017, the Company may redeem all or any portion of the 7 7/8% Notes upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). The following prices are for 7 7/8% Notes redeemed during the 12-month period commencing on March 1 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2017 .................................................................	103.938%
2018 .................................................................	102.625%
2019 .................................................................	101.313%
2020 and thereafter ..........................................	100%

The Company may on any one or more occasions prior to March 1, 2015, redeem up to 35% of the aggregate principal amount of the 7 7/8% Notes originally issued with the net proceeds of one or more Equity Offerings at a redemption price of 107.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), provided that at least 65% of the aggregate principal amount of the 7 7/8% Notes originally issued remains Outstanding after the occurrence of such redemption. Any such redemption shall occur not later than 90 days after the date of the closing of any such Equity Offering upon not less than 30 or more than 60 days’ prior notice. The redemption shall be made in accordance with procedures set forth in the Indenture.

At any time prior to March 1, 2017, the Company will be entitled, at its option, to redeem all or any portion of the 7 7/8% Notes at a redemption price equal to 100% of the principal amount of the 7 7/8% Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

In the event that Holders of not less than 90% of the aggregate principal amount of the Outstanding 7 7/8% Notes accept a Change of Control Offer and the Company (or a third party) purchases all of the 7 7/8% Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer referred to below, to redeem all of the 7 7/8% Notes that remain Outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the 7 7/8% Notes that remain Outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If less than all the 7 7/8% Notes are to be redeemed at any time, selection of 7 7/8% Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the 7 7/8% Notes are listed, or, if the 7 7/8% Notes are not so listed, on a pro rata basis (or, in the case of 7 7/8% Notes in global form, the Trustee will select 7 7/8% Notes for redemption based on DTC’s method that most nearly approximates a pro rata selection).

6. Sinking Fund.

The 7 7/8% Notes are not subject to any sinking fund.

7. Ranking.

The 7 7/8% Notes are Senior Indebtedness of the Company, and the Subsidiary
Guarantee is Senior Indebtedness of the Guarantor.

8. Repurchase upon a Change of Control.

Upon the occurrence of a Change of Control, each Holder of 7 7/8% Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof) of such Holder’s 7 7/8% Notes pursuant to the Change of Control Offer as provided in, and subject to the terms of, the Indenture at a purchase price in cash equal to 101% of the principal amount of the 7 7/8% Notes repurchased, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

9. Denominations; Transfer; Exchange.

The 7 7/8% Notes are in registered form without coupons in minimum denominations of $2,000 of principal amount and multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of 7 7/8% Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any 7 7/8% Notes selected or called for redemption (except in the case of a 7 7/8% Note redeemed in part, the portion of the 7 7/8% Note not to be redeemed). Also, it need not register the transfer or exchange of any 7 7/8% Notes for a period beginning at the opening of business 15 days before any selection of 7 7/8% Notes to be redeemed and ending at the close of business on the day of that selection.

10. Persons Deemed Owners.

A Holder shall be treated as the owner of a 7 7/8% Note for all purposes.

11. Unclaimed Money.

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee and the paying agent will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such paying agent with respect to such money shall cease.

12. Discharge Prior to Redemption or Maturity.

Subject to certain conditions, if the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the 7 7/8% Notes to redemption or maturity, as applicable, the Company and the Subsidiary Guarantors, if any, may terminate some of or all of their obligations under the Indenture and the 7 7/8% Notes, except in certain circumstances for certain sections thereof.

13. Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture or the 7 7/8% Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the 7 7/8% Notes then Outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the 7 7/8% Notes then Outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the 7 7/8% Notes to, among other things, cure any ambiguity, defect or inconsistency and make any change that does not adversely affect the interests of any Holder in any material respect.

14. Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries, among other things, to Incur additional Indebtedness, make Restricted Payments, use the proceeds from Asset Sales, suffer to exist restrictions on the ability of Restricted Subsidiaries to make certain payments to the Company, engage in transactions with Affiliates, suffer to exist or incur Liens or merge, consolidate or transfer substantially all of their assets. Certain restrictive covenants will be terminated when the 7 7/8% Notes have an Investment Grade Rating from both Moody’s and S&P and no Default has occurred and is continuing. Within four months after the end of each fiscal year, the Company shall deliver to the Trustee an Officers’ Certificate stating whether or not the signers know of any Default and specifying what action the Company is taking or proposes to take with respect thereto.

15. Successor Persons.
Subject to certain exceptions, when a successor Person assumes all the obligations of its predecessor under the 7 7/8% Notes and the Indenture, the predecessor Person will be released from those obligations.

16. Defaults and Remedies.

The following are summaries of Events of Default under the Indenture with respect to the 7 7/8% Notes:

(a) failure to pay any interest on the 7 7/8% Notes when due, continued for
30 days;

(b) failure to pay principal of (or premium, if any, on) the 7 7/8% Notes when due;

(c) failure to comply with Article X of the Indenture;

(d) failure to perform any other covenant of the Company in the Indenture, continued for 30 days after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding 7 7/8% Notes;

(e) a default by the Company or any Restricted Subsidiary under any Indebtedness for borrowed money in an aggregate amount greater than $25.0 million (other than Non-recourse Purchase Money Indebtedness) that results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 30 days after written notice as provided in the Indenture;

(f) one or more final judgments or orders by a court of competent jurisdiction are entered against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount outstanding at any time in excess of $25.0 million and such judgments or orders are not discharged, waived, stayed, satisfied or bonded for a period of 60 consecutive days;

(g) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; or

(h) a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture and such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

The Indenture provides that if an Event of Default (other than an Event of Default described in clause (g) above) with respect to the 7 7/8% Notes at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding 7 7/8% Notes by notice as provided in the Indenture may declare the principal amount of the 7 7/8% Notes to be due and payable immediately. If an Event of Default described in clause (g) above with respect to the 7 7/8% Notes at the time Outstanding shall occur, the principal amount of all the 7 7/8% Notes will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding 7 7/8% Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal or interest, have been cured or waived as provided in the Indenture.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the 7 7/8% Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding 7 7/8% Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the 7 7/8% Notes.

No Holder of 7 7/8% Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(a)    such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the 7 7/8% Notes;

(b) the Holders of at least 25% in aggregate principal amount of the Outstanding 7 7/8% Notes have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(c) the Trustee has failed to institute such proceeding and has not received from the Holders of a majority in aggregate principal amount of the Outstanding 7 7/8% Notes a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of 7 7/8% Notes for the enforcement of payment of the principal of or any premium or interest on such 7 7/8% Notes on or after the applicable due date specified in such 7 7/8% Notes.

17. Initial Subsidiary Guarantor.

The Guarantor has fully and unconditionally guaranteed the 7 7/8% Notes as provided in Article XIV of the Indenture. Such Subsidiary Guarantee is subject to release in certain circumstances set forth in the Indenture.

18. Trustee Dealings with the Company or the Subsidiary Guarantors.
The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Subsidiary Guarantors, if any, or the Company or their Affiliates and may otherwise deal with the Subsidiary Guarantors, if any, or the Company or their Affiliates as if it were not the Trustee.

19. No Recourse Against Others.
No incorporator or any past, present or future partner, shareholder, other equity holder, officer, director, employee or controlling Person as such, of the Company or the Subsidiary Guarantors or of any successor Person shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the 7 7/8% Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a 7 7/8% Note expressly waives and releases all such liability. The waiver and release are a condition of, and part of the consideration for the issuance of the 7 7/8% Notes.

20. Additional Rights of Holders of Certain Notes.

In addition to the rights provided to Holders under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes have all the rights and obligations set forth in the Registration Rights Agreement. By any such Holder’s acceptance of Restricted Global Notes or Restricted Definitive Notes, such Holder acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to indemnification of the Company to the extent provided therein.

21. Authentication.

This 7 7/8% Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this 7 7/8% Note.

22. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

23. Governing Law.

THIS 7 7/8% NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

24. CUSIP Numbers.
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the 7 7/8% Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 7 7/8% Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Original Indenture, the Supplemental Indenture and the Registration Rights Agreement. Requests may be made to Swift Energy Company, 16825 Northchase Drive, Suite 400, Houston, Texas 77060, Attention: Treasury Department.

ASSIGNMENT FORM

To assign this 7 7/8% Note, fill in the form below:

I or we assign and transfer this 7 7/8% Note to

(Print or type assignee's name, address and zip code)

(Insert assignee's soc. sec. or tax I.D. No.)
and irrevocably appoint	agent to transfer this 7 7/8% Note on
the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this 7 7/8% Note)

Signature Guarantee:

(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Registrar in addition to, or in substitution for, STAMP, SEMP, or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this 7 7/8% Note purchased by the Company pursuant to Section 4.14 (Asset Sale) or Section 4.20 (Change of Control) of the Indenture, check the appropriate box:

☐ Section 4.14 ☐ Section 4.20

If you wish to have a portion of this 7 7/8% Note purchased by the Company pursuant to Section 4.14 or Section 4.20 of the Indenture, state the amount:

$

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this 7 7/8% Note)

Signature Guarantee:

(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Registrar in addition to, or in substitution for, STAMP, SEMP, or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Custodian